EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No.033-55425, 333-22355, 333-101455 and 333-208501), Form S-8 (No. 033-58347, 333-49280, 333-136083, 333-136086, 333-146932, 333-148995, 333-175260 and 333-195331) and Form S-4 (No. 333-82049) of our report dated February 12, 2016, relating to the consolidated financial statements of Honeywell International Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 12, 2016